Exhibit 99.1

NovaDel Names Henry Kwan, PhD Head Of Pharmaceutical Sciences

Wednesday December 8, 8:29 am ET

FLEMINGTON, N.J., Dec. 8 /PRNewswire-FirstCall/ -- NovaDel Pharma, Inc. (Amex: NVD) announced that Henry Kwan, PhD joined the company as Head of Pharmaceutical Sciences.

Most recently Dr. Kwan was Vice President, R&D and Regulatory Affairs for Eurand, Inc., a specialty pharmaceutical company focused on drug delivery technologies. Previously, Dr. Kwan served as Assistant Vice President, Technical Services (North America), for Wyeth-Ayerst and as Vice President, Reformulation and Pharmaceutical Technology (North America) for Warner-Lambert (now Pfizer).

"Henry's 26 years' experience in the pharmaceutical industry in the areas of dosage form development, product development, process scale-up, and regulatory submission will make a timely and important contribution to NovaDel," said Gary A. Shangold, MD, CEO and President of NovaDel. "We are at a critical juncture whereby we are moving several of our tier I priority products into full clinical development and we plan to add new lingual spray formulations to our pipeline in 2005. Dr. Kwan's strong leadership skills will play a key role in ensuring that our programs progress quickly, efficiently and at a high level of quality."

Major products Dr. Kwan helped to develop and submit for approval include Claritin®, Claritin D® 24, Afrin®, Nasonex® and Intron® A.

Dr. Kwan holds a PhD in Pharmaceutical Chemistry from the University of Michigan, and a Bachelor of Science cum laude in Chemistry from Marquette University. He is a member of the American Association of Pharmaceutical Scientists (AAPS).

Dr. Kwan resides in Summit, New Jersey.

About NovaDel

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (Amex: NVD), visit our website at http://www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Barry C. Cohen
VP Business & New Product Development
908 782-3431 x2160
NovaDel Pharma Inc.

Thomas Redington
203 222-7399
212 926-1733
tredington@redingtoninc.com